INVESTMENT ADVISORY AGREEMENT



         AGREEMENT made as of July 28, 1995 by and between SHORT-TERM WORLD INCOME PORTFOLIO, a New York trust (herein called the "Portfolio"), and Brinson Partners, Inc., an Illinois corporation (herein called the "Adviser").

         WHEREAS, the Portfolio is registered as an open-end, non-diversified, management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Portfolio desires to retain the Adviser to render investment advisory services, and the Adviser is willing to so render such services on the terms hereinafter set forth;

         NOW, THEREFORE, this Agreement

                                   WITNESSETH:


         In consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. The Portfolio hereby appoints the Adviser to act as investment adviser to the Portfolio for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

         2. (a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement.

         (b) The Portfolio shall be responsible for all of its expenses and liabilities, including compensation of its independent Trustees; taxes and governmental fees; interest charges; fees and expenses of the Portfolio's independent auditors and legal counsel; trade association membership dues; fees and expenses of any custodian (including safekeeping of funds and securities, maintenance of books and accounts and calculation of the net asset value of the Portfolio), transfer agent, registrar and dividend disbursing agent of the Portfolio; expenses of preparing and mailing reports to investors and to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of investors' and Trustees' meetings; organization expenses; and extraordinary expenses.

         3. (a) The Adviser shall provide to the Portfolio investment guidance and policy direction in connection with the management of the Portfolio, including research, analysis, advice, statistical and economic data and information and judgments of both a macroeconomic and microeconomic character.

         The Adviser will determine the securities to be purchased, sold or lent by the Portfolio and will place orders pursuant to its determinations either directly with the issuer or with any broker or dealer who deals in such securities. In placing orders with brokers and dealers, the Adviser will use its reasonable best efforts to obtain the best net price and the most favorable execution of its orders, after taking into account all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific


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transaction and on a continuing basis. Consistent with this obligation, the
Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Portfolio and/or other accounts over which the Adviser or any of its affiliates exercises investment discretion. Subject to the review of the Portfolio's Board of Trustees from time to time with respect to the extent and continuation of the policy, the Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which it exercises investment discretion.

         In placing orders with brokers and/or dealers, the Adviser intends to seek best price and execution for purchases and sales and may effect transactions through itself and its affiliates on a securities exchange provided that the commissions paid by the Portfolio are "reasonable and fair" compared to commissions received by other broker-dealers having comparable execution capability in connection with comparable transactions involving similar securities and provided that the transactions in connection with which such commissions are paid are effected pursuant to procedures established by the Board of the Trustees of the Portfolio.

         The Adviser shall determine from time to time the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Portfolio's portfolio securities shall be exercised, provided, however, that should the Board of Trustees at any time make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser will determine what portion of securities owned by the Portfolio shall be invested in securities described by the policies of the Portfolio and what portion, if any, should be invested otherwise or held uninvested. The Adviser will determine whether and to what extent to employ various investment techniques available to the Portfolio, including, among other things, implementation of a global investment strategy, engaging in hedging transactions, selection of derivative securities and entering into foreign currency transactions. In effecting transactions with respect to securities or other property for the account of the Portfolio, the Adviser may deal with itself and its affiliates, with the Trustees of the Portfolio or with other persons to the extent such actions are permitted by the 1940 Act.

         (b) The Adviser also shall provide to the Portfolio's officers administrative assistance in connection with the operation of the Portfolio, which shall include compliance with all reasonable requests of the Portfolio for information, including information required in connection with the Portfolio's filings with the Securities and Exchange Commission and state securities commissions.

         (c) As manager of the assets of the Portfolio, the Adviser shall make investments for the account of the Portfolio in accordance with the Adviser's best judgment and within the Portfolio's investment objectives and restrictions, the 1940 Act and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies subject to policy decisions adopted by the Board of Trustees.

         (d) The Adviser shall furnish to the Board of Trustees periodic reports on the investment performance of the Portfolio and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Portfolio's officers or Board of Trustees shall reasonably request.

         (e) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other customers, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also on occasions purchase or sell a particular security for one or more customers in different amounts. On


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either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other customers.

         4. The Adviser shall give the Portfolio the benefit of the Adviser's best judgment and efforts IN rendering services under this Agreement. As an inducement to the Adviser's undertaking to render these services, the Portfolio agrees that the Adviser shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Portfolio or its investors to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this Agreement or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

         5. In consideration of the services to be rendered by the Adviser under this Agreement, the Portfolio shall pay the Adviser a fee accrued daily and paid monthly at an annual rate equal to 0. 25 % of the Portfolio's average daily net assets. If the fees payable to the Adviser pursuant to this paragraph 5 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the FRILL month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Portfolio shall be computed in the manner specified in its Registration Statement on Form N-IA for the computation of net asset value. For purposes of this Agreement, a "business day" is any day the New York Stock Exchange is open for trading.

         6. This Agreement shall be effective as to the Portfolio as of the date this Agreement shall have been approved by the investor(s) in both the Portfolio and the SBC Short-Term World Income Fund ("SBC Fund") of SwissKey Funds in the manner contemplated by Section 15 of the 1940 Act and, unless sooner terminated as provided herein, shall continue until the earlier of (a) the consummation of the transaction that provides for the acquisition of substantially all of the assets of the SBC Fund in exchange for the SwissKey Class shares of the Brinson Short-Term Global Income Fund of The Brinson Funds, as described in the Registration Statement of The Brinson Funds filed on Form N-14 with the Securities and Exchange Commission on June 27, 1995, or (b) the second anniversary of such date. Thereafter, if not terminated, this Agreement shall continue in effect as to the Portfolio for successive periods of 12 months each, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Portfolio who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Portfolio by vote of A majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated by the Portfolio at any time, without the payment of any penalty, by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Adviser, or by the Adviser as to the Portfolio at any time, without payment of any penalty, on 90 days' written notice to the Portfolio. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested person" and "assignment" shall have the same meanings as such terms have in the 1940 Act and the rules and regulatory constructions thereunder.)

         7. Except to the extent necessary to perform the Adviser's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.


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         8. The investment management services of the Adviser to the Portfolio under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

         9. This Agreement shall be construed in accordance with the laws of the State of New York provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

                                              SWISSKEY FUNDS

Attest:

/s/James B. Craver                      By:   /s/Philip W. Coolidge
----------------------                        -------------------------
James B. Craver                               Philip W. Coolidge
Secretary                                     President



                                              THE BRINSON FUNDS

Attest:

/s/Debra L. Nichols                     By:   /s/E. Thomas McFarian
----------------------                        -------------------------
Debra L. Nichols                              E. Thomas McFarian
Assistant Secretary                           President